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                                                                  EXHIBIT 26(l)

SECURIAN FINANCIAL GROUP, INC.
400 Robert Street North
St. Paul, MN 55101-2098
www.securian.com
651.665.3500
                                                                [SECURIAN LOGO]

April 25, 2017

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota 55101

Re:  Variable Adjustable Life Policy
     File Numbers 811-4585 and 33-3233
     Post-Effective Amendment Number 40

Dear Sir or Madam:

This opinion is furnished in connection with the filing of Post-Effective Amendment Number 40 to the Registration Statement on Form N-6 ("Registration Statement"), File Number 33-3233, which covers premiums expected to be received under Variable Adjustable Life Insurance Policy ("Policies") on the form referenced above and offered by Minnesota Life Insurance Company. The prospectus included in the Registration Statement describes policies which will be offered by Minnesota Life, after the Amendment to the Registration Statement is declared effective, in each state where they have been approved by appropriate state insurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto.

In my opinion the illustrations of death benefits, policy values and accumulated premiums for the Policy, described under the headings "Adjustable Life Insurance" and "Policy Adjustments" and fully illustrated in the Statement of Additional Information, Item 25, entitled "Illustrations," based upon the assumptions stated, are consistent with the provisions of the Policies and Minnesota Life's administrative procedures. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the SAI, Item 25, "Illustrations," appear to be correspondingly more favorable to a prospective purchaser of a Policy for males age 35 than to prospective purchasers of Polices for a male at other ages or for a female at other ages. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policies are sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Ehren

Robert J. Ehren, FSA, CLU
Senior Vice President
Life Product Manufacturing

RJE:mab